FREEDMAN & GOLDBERG

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

ERIC W. FREEDMAN MICHAEL GOLDBERG JULIE A. CHEEK KAREN E. LONG MICHAEL GOULD	31150 NORTHWESTERN HIGHWAY, SUITE 200 FARMINGTON HILLS, MICHIGAN 48334 (248) 626-2400 FAX: (248) 626-4298	GLORIA K. MOORE BETTY J. POWELL JUDITH A. COOPER SALLY LISCOMB

August 27, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have received a copy of, and are in agreement with, the statements being made by Bluerock Enhanced Multifamily Trust, Inc. in Item 4.01 of its Form 8-K dated August 27, 2010, captioned “Changes in Registrant’s Certifying Accountant.”

/s/ Freedman & Goldberg, CPAs, P.C.

Farmington Hills, MI
August 27, 2010